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Arthur Andersen LLP
Suite 1600
701 B Street
San Diego CA 92101-8195

Tel. 619 699 6600
Fax 619 699 6990

www.andersen.com

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 27, 2002

Dear Sir/Madam:

We have read the first sentence of the first paragraph as it relates to Arthur Andersen LLP, and the second, third, and fourth paragraphs of Item 4 included in the Form 8-K dated June 24, 2002 of Averstar, Inc. Profit Sharing and Savings Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Copy to: Mark Sopp, Chief Financial Officer